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Exhibit 11.0 - Computation of Per Share Earnings

       During the third quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS No. 128). Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by average number of shares adjusted for the dilutive effect of outstanding stock options. ESOP shares are only considered outstanding for earnings per share calculations when they are committed to be released.

Presented below are the calculations for the basic and diluted earnings per share:


                                                    Three Months          Six Months
                                                       Ended                 Ended
                                                      June 30,              June 30,
                                                        1999                  1999
                                                     ----------            ----------
BASIC:
Net income                                            $1,077,583           2,111,869

Weighted average shares outstanding                    6,066,897           6,314,191
                                                      ==========          ==========

Basic earnings per share                              $     0.18                0.33
                                                      ==========          ==========

DILUTED:

Net income                                            $1,077,583           2,111,869

Weighted average shares outstanding                    6,066,897           6,314,191
Effect of dilutive stock options outstanding                   -                   -
                                                      ----------          ----------
Diluted weighted average shares outstanding            6,066,897           6,314,191
                                                      ==========          ==========

Diluted earnings per share                            $     0.18                0.33
                                                      ==========          ==========

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